EXHIBIT 99.1

SGLP Completes Settlement with SemGroup, L.P. and Receives Waiver under its Credit Facility

Tulsa, Okla. – April 8, 2009 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (“SGLP”) (Pink Sheets: SGLP.PK) today announced that it has completed the settlement of certain matters between it and SemGroup, L.P. (the “Private Company”) and in connection therewith has received a waiver under its credit facility.

Settlement with the Private Company

As previously disclosed, the Private Company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on July 22, 2008.  On March 12, 2009, the Bankruptcy Court held a hearing and approved the transactions contemplated by a term sheet (the “Term Sheet”) relating to the settlement of certain matters between the Private Company and SGLP (the “Settlement”).  The Bankruptcy Court entered an order approving the Settlement upon the terms contained in the Term Sheet on March 20, 2009.

The Private Company and SGLP have executed definitive documentation, in the form of a master agreement (the “Master Agreement”), dated April 7, 2009 to be effective as of March 31, 2009, and certain other transaction documents (the “Transaction Documents”) that supersede the Term Sheet and effectuate the Settlement.  The Bankruptcy Court entered an order approving the Master Agreement and the Settlement on April 7, 2009.

The Master Agreement and the Transaction Documents provided for the following, among other things:

•
SGLP transferred certain crude oil storage assets located in Kansas and Oklahoma to the Private Company.  These crude oil storage assets are part of the Private Company’s proprietary Kansas crude oil transportation pipeline;

•
the Private Company transferred ownership of 355,000 barrels of crude oil tank bottoms and line fill to SGLP.  These barrels of crude oil are necessary for SGLP to operate its crude oil tank storage and Oklahoma and Texas crude oil pipeline systems;

•
the Private Company rejected the existing Throughput Agreement with SGLP pursuant to which SGLP provided crude oil gathering, transportation, terminalling and storage services for the Private Company at certain minimum levels;

•
SGLP and the Private Company entered into a new throughput agreement pursuant to which SGLP will provide certain crude oil gathering, transportation, terminalling and storage services to the Private Company based on actual volumes transported at market rates;

•	the Private Company transferred its asphalt assets that are connected to SGLP’s existing 46 asphalt terminals to SGLP;

•
the Private Company rejected the existing Terminalling and Storage Agreement with SGLP pursuant to which SGLP provided asphalt terminalling and storage services for the Private Company at certain minimum levels;

•
SGLP and the Private Company entered into a new terminalling agreement pursuant to which SGLP will provide asphalt terminalling and storage services for the Private Company’s remaining asphalt inventory which will be removed from SGLP’s asphalt storage facilities no later than October 31, 2009;

•
the Private Company rejected the Amended and Restated Omnibus Agreement pursuant to which the Private Company provided certain general and administrative and operational services for SGLP.  SGLP is in the process of replacing these general and administrative services and hiring employees to perform certain of these operational services; and

•	SGLP and the Private Company entered into a shared services agreement pursuant to which the Private Company will provide certain crude oil operational services for SGLP.

Amendment to Credit Facility

As previously disclosed, events of default occurred under SGLP’s credit agreement, which prohibited SGLP from borrowing under its credit facility to fund working capital needs or to pay distributions to its unitholders, among other things.  Effective September 18, 2008, SGLP and the requisite lenders entered into a Forbearance Agreement and Amendment to Credit Agreement (the “Forbearance Agreement”) under which the lenders agreed, subject to specified limitations and conditions, to forbear from exercising their rights and remedies arising from SGLP’s defaults or events of default described therein for the period commencing on September 18, 2008 until December 11, 2008.  Pursuant to amendments to the Forbearance Agreement, the forbearance period was extended until April 8, 2009.

SGLP and the requisite lenders entered into a Consent, Waiver and Amendment to Credit Agreement (the “Amendment”), dated as of April 7, 2009, under which the lenders consented to the Settlement and waived all existing defaults and events of default described in the Forbearance Agreement and amendments thereto.  Pursuant to the Amendment, the credit facility will mature on June 30, 2011.

Upon the execution of the Amendment, $150.0 million of SGLP’s outstanding revolving loans were converted to term loans and SGLP became able to borrow additional funds under its revolving credit facility.  After giving effect to the Amendment, SGLP is expected to have $433.1 million in outstanding borrowings under its credit facility (including $33.1 million under its revolving credit facility and $400.0 million under its term loan facility) with an aggregate unused credit availability and cash on hand of approximately $29.0 million.  Amounts outstanding under SGLP’s revolving credit facility will never exceed $50.0 million and will bear interest at the LIBOR rate plus 6.50% per annum, with a LIBOR floor of 3.00%.

Among other things, SGLP’s credit facility, as amended by the Amendment, now requires SGLP to make minimum quarterly amortization payments, mandatory prepayments under the revolver whenever cash on hand exceeds $15.0 million, mandatory prepayments with 100% of asset sale proceeds and annual prepayments with 50% of excess cash flow.  SGLP’s credit facility, as amended by the Amendment, prohibits SGLP from making draws under the revolving credit facility if it would have more than $15.0 million of cash on hand after making the draw and applying the proceeds thereof.

Under the credit facility, as amended by the Amendment, SGLP is required to maintain compliance with certain financial covenants, including maintaining a maximum leverage ratio, minimum interest coverage ratio, minimum consolidated adjusted EBITDA and maximum annual capital expenditures.  In addition, pursuant to the Amendment, SGLP’s ability to make acquisitions is limited, and SGLP is prohibited from making equity distributions unless it maintains a leverage ratio below a specified maximum leverage threshold and certain other conditions.

SGLP’s credit facility, as amended by the Amendment, permits SGLP to sell its asphalt assets subject to certain conditions.  Additionally, it permits SGLP to repurchase amounts outstanding under the credit facility via a Dutch auction process with 50% of the proceeds raised through equity raises and with excess cash flow.

Kevin Foxx, Chief Executive Officer and President of SGLP’s general partner said, “The completion of the Settlement and the Amendment are significant accomplishments for SGLP.  The completion of these transactions allows us to refocus our efforts on our crude oil and liquid asphalt cement terminalling, storage and transportation businesses independent of the Private Company.  We want to express our thanks and gratitude to all of our employees who have worked tirelessly and endured these past months of uncertainty. As a result of the Settlement with the Private Company and the Amendment with our lenders, we are now prepared to move forward in a positive manner as we continue to stabilize and strengthen our business.  We are also grateful to our loyal customers who have continued to trust us and utilize our services helping us earn our independence from the Private Company.  These are two giant steps towards rebuilding value in SGLP and we look forward to continuing to be a leading provider of services in the crude oil and asphalt industry. ”

About SemGroup Energy Partners, L.P.

SGLP owns and operates a diversified portfolio of complementary midstream energy assets including 8.2 million barrels of crude oil storage, 6.8 million of which are located within the Cushing Interchange, one of the largest crude oil marketing hubs in the nation and a designated delivery point specified in all NYMEX crude oil futures contracts and more than 6.6 million barrels of liquid asphalt cement storage located at 46 terminals in 23 states. SGLP provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SGLP is based in Tulsa, Oklahoma.  For more information, visit SGLP’s web site www.SGLP.com.

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Forward-Looking Statements

This news release includes forward-looking statements. Statements included in this press release that are not historical facts (including, without limitation, any statements concerning the benefits of the Settlement or the Amendment and any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties.

These risks and uncertainties include, among other things, uncertainties relating to the Private Company’s bankruptcy filings, uncertainties relating to the Settlement and the Amendment, uncertainties relating to pursuing strategic alternatives for SGLP’s business, insufficient cash from operations, market conditions, governmental regulations and factors discussed in SGLP’s filings with the Securities and Exchange Commission.

If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. SGLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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SGLP Investor Relations Contact:
Brian Cropper
Toll Free Phone: 866.490.SGLP (7457)
Phone: 918.524.SGLP (7457)
Email: investor@semgroupenergypartners.com